Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-255406) on Form S-3/A of Noble Corporation of our report dated April 1, 2021, with respect to the consolidated financial statements of Pacific Drilling Company LLC and its subsidiaries (Successor) and Pacific Drilling S.A. and its subsidiaries (Predecessor) (referred to herein collectively as Pacific Drilling), which report appears in the Form 8-K/A of Noble Corporation dated June 23, 2021, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

March 11, 2022